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                                                                    EXHIBIT 17.1



                                   JOEL MARCUS
                           CERTIFIED PUBLIC ACCOUNTANT
                             676 WEST PROSPECT ROAD
                            FT. LAUDERDALE, FL 33309



                                  June 28, 2005


BY FEDERAL EXPRESS

Board of Directors
New York Regional Rail Corporation
5226 Seneca Street
West Seneca, New York 14224


         Re: Director's Resignation

Gentlemen:

         I hereby resign effective immediately, June 28, 2005 as a Director of New York Regional Rail Corporation, U.S. Securities and Exchange Commission File No. 000-28583. I advise the Board today as I have previously advised Mr. Donald
B. Hutton, the Corporation's Chief Executive Officer, that I am resigning because of disagreements with the Registrant as set out in my memorandum to Mr. Hutton, my letter to Sherb and Company and my counsel's letter to Mr. Hutton dated June 16, 2005. Obviously, my disagreements with the Registrant have been, and are now, known to an executive officer of the Company and relate to the Company's practices, content and conduct in connection with the hastily filed Annual Report on Form 10-KSB as set out in the referenced materials furnished by me.

         Please provide me with the requisite opportunity to furnish the Company with the letter addressed to the Company reflecting my agreement or disagreement with the statements to be made by the Company in the Current Report on Form 8-K necessitated by my resignation in disagreement.

                                     Yours truly,

                                     /s/ Joel Marcus

                                     Joel Marcus